Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 24, 2023, relating to the financial statements and financial highlights of Alger Weatherbie Specialized Growth Portfolio and Alger Small Cap Growth Portfolio, each a series of The Alger Portfolios (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended December 31, 2022, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus/Information Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 2, 2023